April 4, 2017

James F. Hyatt, II

1461 North Shore Drive

Greensboro, GA 30642

Dear Jim:

We are pleased to offer you the position of President and Chief Executive Officer of Ruby Tuesday, Inc. (the “Company”), subject to our satisfactory completion of a background check, the satisfactory completion of reference checks and your eligibility to accept this position.  You will be an employee of the Company, reporting directly to its Board of Directors (the “Board”). This offer letter is effective as of your expected start date of April 4, 2017 (the “Employment Date”), and your employment is subject to the terms set forth more fully herein.

Once you commence your employment, and subject to the necessary approvals, you will be appointed to serve as a member of the Board.  We will expect you to cooperate and take all necessary or otherwise desirable actions to facilitate that appointment.

Please read this offer letter carefully before you agree to its terms by signing it, and you may wish to consult an attorney prior to signing. This offer letter sets forth certain compensation and benefits during your employment with the Company. It also sets forth the mutual agreement between you and the Company to arbitrate any dispute or claim arising out of or related to your employment by the Company and to waive all rights to a trial or hearing before a court or jury, except as provided below. Conditioned upon your acceptance of this offer, your at-will employment will begin on the Employment Date and will continue until terminated by either you or the Company.

1.	Salary. Your annualized base salary will be $850,000 (the "Base Salary") and will be paid to you in accordance with the Company's standard payroll practices.

2.

Annual Bonus. You will be eligible to receive an annual cash bonus award (the “Annual Bonus”) pursuant to the terms of the Company’s Executive Incentive Compensation Plan, based upon the extent to which any performance targets associated therewith are satisfied, as determined by the Board or its applicable committee (in either case, the “Committee”). You will have a target bonus equal to 100% of Base Salary. You will be eligible to receive an Annual Bonus beginning with respect to the fiscal year that starts June 1, 2017. The Annual Bonus shall be paid out in accordance with the terms of the Company’s Executive Incentive Compensation Plan, but in no event shall the Annual Bonus be paid later than two and a half months following the end of the calendar year that ends immediately after the fiscal year for which the Annual Bonus relates.

For that portion of the fiscal year ending May 31, 2017 (FY17) in which you are employed by the Company, you will also be eligible to receive a one-time bonus at the same target level of 100% of your Base Salary, but prorated to reflect the portion of FY17 you are actually employed. Payment of any such prorated bonus for FY17 will be directly tied to and dependent on your achievement of specified performance goals to be determined by the Committee.

3.

Equity Compensation. On the Employment Date, and on each of the three-month, six-month, nine-month and twelve-month anniversaries of the Employment Date, you will receive a restricted stock award with a target grant date value of $375,000. Each such award will vest in three annual installments from the respective grant date of such award. Thereafter, you will be eligible to receive an annual long-term incentive award, beginning with respect to the fiscal year beginning on June 1, 2018, with a target grant date value of $1.5 million to be granted under the Ruby Tuesday, Inc. Stock Incentive Plan in a form (which may include a mixture of types of awards) and pursuant to terms to be determined by the Committee in its sole discretion but similar to the grants made to other senior executive officers. Notwithstanding the foregoing, it is understood that the board of directors of the Company has previously announced its decision to explore strategic alternatives for the Company, and it is specifically agreed that should the Company announce an agreement to be sold as part of the strategic alternatives review, no grants of these awards shall be made following the announcement date.

4.

Benefits. You will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its senior executive officers generally, subject to the terms and conditions of such plans, policies or arrangements.

5.	Employee Code of Conduct. You will be expected to sign and comply with the Company’s Code of Business Conduct and Ethics during your employment with the Company.

6.	Restrictive Covenants. During the term of your employment, and for the periods thereafter specified below, you will be subject to the restrictive covenants set forth in this offer letter.

a.

No Competition. You agree that while you are employed by the Company and for one year thereafter you will not, directly or indirectly, on your own behalf or on behalf of any person or entity, manage, operate, join, control or participate in, including as an officer, director, employee, independent contractor, consultant, advisor, agent, proprietor or trustee, any business or venture located within the United States which engages in the casual dining business, whether or not such business has franchised its operations.

b.

No Solicitation. While you are an employee of the Company and for three years thereafter, you shall not, for yourself or on behalf of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company or any of its respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will you knowingly provide the name of any employee of the Company for the purpose of solicitation or recruitment by any third party.

c.

No Other Employment. You agree, acknowledge and understand that the nature of the Company’s business is highly competitive. For the consideration described herein, you agree that while you are an employee of the Company, you will devote your full time, energy, skills and best efforts to your duties and responsibilities as such an employee, and you will not enter into any employment, consulting or similar relationship with any organization or entity, unless you obtain prior approval from the Board. Notwithstanding the foregoing, you may serve on up to two other corporate or not-for-profit boards with the prior written consent of the Board, including any boards on which you sit as of the date hereof that have been previously disclosed to the Company.

d.

Confidential Information. In your capacity with the Company, you will have access to Confidential Information (as defined herein). You agree to maintain the confidentiality of all Confidential Information perpetually. “Confidential Information” means data and information relating to the business of the Company which is disclosed to you or of which you have become aware as a consequence of or through your employment with the Company and is not generally known to its competitors including, without limitation, financial information, processes, manuals, technology, business strategies, tactics and future restaurant opening schedules. Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by the Company (except where such public disclosure was effected by you without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) your skills or experience developed in connection with performance of job functions.

e.

Trade Secrets. In your capacity with the Company, you will have access to Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of the Company. You agree that during your employment and for the maximum period of time thereafter allowable under applicable law, except to the extent necessary to perform your obligations hereunder, you shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of the Company. Notwithstanding anything to the contrary in this offer letter or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

f.

No Disparagement. You shall not, during and after your employment with the Company, make any disparaging remarks to the public regarding the Company, its executive officers or members of the Board. The Company shall direct its executive officers and members of the Board to not, during and after your employment with the Company, make any disparaging remarks to the public regarding you.

g.

Revision. You and the Company agree that, in the event that any provision of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. If any provision of this offer letter is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

h.

Remedies. You further acknowledge and agree that any violation of any of the provisions of this Section 6 would cause the Company immediate, substantial and irreparable injury for which there is no adequate remedy at law. Accordingly, you agree and consent to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any such provisions. You waive posting by any party hereto of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

i.

No Prior Covenants. You represent and warrant that you have not entered into any agreement with a prior employer that contains a non-compete, confidentiality, non-solicitation or similar provision that would affect your ability to be employed by and provide services to the Company as contemplated by this offer letter.

7.

Severance. In the event of your Termination without Cause or for Good Reason (both as defined below) prior to the first anniversary of the Employment Date, you shall be entitled to receive, subject to (i) your execution of a general waiver and release of claims against the Company and its affiliates within 45 days following your termination date and non-revocation of such general waiver and release of claim, during any statutory revocation period and (ii) your continued compliance with the restrictive covenants set forth in Section 6, an amount equal to 100% of Base Salary payable in a lump sum payment on the 60th day following your termination date (the “Severance Payment”). For the avoidance of doubt, the foregoing shall supersede and replace any other severance or similar payment or benefit under any other agreement, plan or policy. From and following the first anniversary of the Employment Date, you will be eligible for any severance benefits under the Ruby Tuesday, Inc. Executive Severance Plan (with cash severance equal to two times your Base Salary) or the Ruby Tuesday, Inc. Change in Control Severance Plan (with cash severance equal to two times the sum of your Base Salary and target Annual Bonus), as applicable.

a.

“Cause” means conduct amounting to: (i) fraud or dishonesty in the performance of your duties with the Company or its affiliates, (ii) willful misconduct, refusal to follow the reasonable directions of the Board, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (iv) repeated and extended absence from work without reasonable excuse, (v) a conviction or plea of guilty or nolo contendere to a felony or (vi) a material breach or violation of the terms of any agreement to which you and the Company (or any affiliate) are party.

b.

“Good Reason” means, following a change in control, a material diminution in your authority, duties or responsibilities; provided that you give written notice of the event or events which are the basis for such assertion within 90 days after the event or events occur, (ii) the Company has not cured or fully remedied such event or events within 30 days after receiving such written notice and (iii) your termination date is no later than 120 days after such event or events.

8.

At-Will Employment. Your employment with the Company is at-will. Either you or the Company may terminate the employment relationship at any time for any reason. Additionally, the Company may take any other employment action at any time for any reason.

9.

Arbitration. Any controversy or claim arising out of or relating to this offer letter, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any federal or state court located in Knox or Blount County, Tennessee. You and the Company agree to share equally the fees and expenses associated with the arbitration proceedings.

10.

Choice of Law. All issues and questions concerning or arising out of this offer letter will be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

By signing below you are agreeing that you have read and understood every provision of this offer letter and that, in consideration for your employment by the Company, you agree to abide by its terms.

To accept this offer, please sign below and return this offer letter to the Company, ATTN: Rhonda Parish.

If you have any questions regarding the conditions of your offer, please do not hesitate to contact me at (914) 523-1469 or Rhonda at (407) 241-3431.

Sincerely,

Ruby Tuesday, Inc.

By:	/s/ Steve Sadove
Name:Steve Sadove
Title:Chairman of the Board

AGREED AND ACKNOWLEDGED:

By:	/s/ James F. Hyatt, II
Name: James F. Hyatt, II
Date: April 4, 2017